Exhibit 99.1

Dolby Laboratories Reports Second Quarter Fiscal 2009 Results

SAN FRANCISCO--(BUSINESS WIRE)--April 30, 2009--Dolby Laboratories, Inc. (NYSE:DLB) today announced the Company's financial results for the second quarter of fiscal 2009.

For the second quarter, Dolby reported total revenue of $204.1 million, compared to $172.6 million for the second quarter of fiscal 2008, an increase of eighteen percent. Total revenue benefited from the recognition of $23.6 million in revenue related to digital cinema, which was deferred in prior quarters.

Second quarter net income was $69.5 million, or $0.60 per diluted share, compared to $56.8 million, or $0.49 per diluted share, for the second quarter of fiscal 2008.

Net income for the second quarter of fiscal 2009 reflects stock-based compensation expense of $4.8 million compared to $6.1 million for the second quarter of fiscal 2008 and charges related to the amortization of intangibles of $4.7 million for the second quarter of fiscal 2009 compared to $4.1 million for the second quarter of fiscal 2008. Fiscal second quarter net income also reflects $1.9 million in restructuring charges primarily related to the consolidation of manufacturing operations.

“We are very pleased with our second quarter performance,” said Kevin Yeaman, President and Chief Executive Officer, Dolby Laboratories. “We continue to diversify our revenue streams while increasing the adoption of our technologies in many of the world’s most popular entertainment devices.”

Guidance

Dolby now expects fiscal 2009 revenue to be $650 million to $700 million. Net income is now expected to be $204 million to $222 million. Earnings per diluted share are now expected to be $1.76 to $1.91. Reflected in Dolby’s fiscal 2009 earnings guidance is a $20 million gain in the first quarter resulting from an amendment to a license agreement with an unrelated patent licensor, and approximately $6 million in estimated restructuring charges primarily related to the consolidation of manufacturing operations to be recognized in fiscal 2009. The net impact of the $20 million gain and the $6 million in restructuring charges in the fiscal year are approximately $13 million and $4 million, respectively, or $0.11 and $0.03 per diluted share, respectively. While under FAS 123R, stock-based compensation expense may vary based on factors such as stock price or volatility, Dolby now expects stock-based compensation expense for the full year to be approximately $23 million. In addition, Dolby now expects charges related to the amortization of intangibles for fiscal 2009 to be approximately $16 million.

The Company's Conference Call Information

Members of Dolby management will lead a conference call, open to all interested parties, to discuss Dolby Laboratories’ second quarter of fiscal 2009 financial results at 2:00 p.m. PT/5:00 p.m. ET, Thursday, April 30, 2009.

Access to the teleconference will be available over the Internet from http://investor.dolby.com/medialist.cfm or by dialing 888-256-9119. International callers can access the conference call at 913-312-1277.

A replay of the call will be available beginning at 5:00 p.m. PT on Thursday, April 30, 2009, until 9:00 p.m. PT on May 7, 2009 at 888-203-1112 (international callers can access the replay by dialing 719-457-0820) using confirmation code 1222784. An archived version of the teleconference will also be available on www.dolby.com.

Forward-Looking Statements

Certain statements in this press release, including statements relating to Dolby's expectations regarding revenue, including net income, earnings per diluted share, future restructuring charges, stock-based compensation expense and charges relating to the amortization of intangibles for the fiscal year ending September 25, 2009, Dolby’s continued diversification of revenues and the adoption of Dolby technologies into many of the world’s most popular entertainment devices and the benefits that may be derived therefrom are “forward-looking statements” that are subject to risks and uncertainties. These forward-looking statements are based on management’s current expectations, and as a result of certain risks and uncertainties actual results may differ materially from those projected. The following important factors, without limitation, could cause actual results to differ materially from those in the forward-looking statements: risks associated with trends in the markets in which Dolby operates, including the DVD and Blu-ray Disc, broadcast, personal computer, consumer electronic, gaming, mobile and automobile markets; the effects of the economic recession both domestically and internationally; pricing pressures; the timing of Dolby's receipt of royalty reports and/or payments from its licensees; Dolby’s accuracy of calculation of royalties due to its licensors; Dolby’s ability to develop, maintain, and strengthen relationships with industry participants; Dolby’s ability to develop and deliver innovative technologies in response to new and growing markets in the entertainment industry; competitive risks; risks associated with conducting business in China and other countries that have historically limited recognition and enforcement of intellectual property and contractual rights; risks associated with the health of the motion picture industry generally; the development and growth of the market for digital cinema and digital 3D and Dolby’s ability to successfully penetrate this market; Dolby’s ability to expand its business generally, and to expand its business beyond sound technologies to other technologies related to digital entertainment delivery, by acquiring and successfully integrating businesses or technologies; and other risks detailed in Dolby’s Securities and Exchange Commission filings and reports, including the risks identified under the section captioned “Risk Factors” in its most recent Quarterly Report on Form 10-Q. Dolby disclaims any obligation to update information contained in these forward-looking statements whether as a result of new information, future events, or otherwise.

About Dolby Laboratories

Dolby Laboratories (NYSE:DLB) is the global leader in technologies that are essential elements in the best entertainment experiences. Founded in 1965 and best known for high-quality audio and surround sound, Dolby creates innovations that enrich entertainment at the movies, at home, or on the go. Visit www.dolby.com for more information.

Dolby and the double-D symbol are registered trademarks of Dolby Laboratories. S09/21268 DLB-F

DOLBY LABORATORIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Fiscal Quarter Ended		Fiscal Year-to-Date Ended
	March 28, 2008	March 27, 2009	March 28, 2008	March 27, 2009
	(unaudited)
	(in thousands, except per share amounts)
Revenue:
Licensing	$149,619	$159,879	$272,049	$313,935
Product sales	15,628	36,008	35,638	53,954
Services	7,310	8,237	15,097	16,493
Total revenue	172,557	204,124	322,784	384,382

Cost of revenue:
Cost of licensing	5,555	4,613	8,818	7,861
Cost of product sales (1)	8,540	24,275	20,188	33,634
Cost of services (1)	3,151	3,094	6,206	6,300
Gain from amended patent licensing agreement	-	-	-	(20,041)
Total cost of revenue	17,246	31,982	35,212	27,754
Gross margin	155,311	172,142	287,572	356,628
Operating expenses:
Selling, general and administrative (1)	55,310	53,420	106,296	107,400
Research and development (1)	15,725	16,244	29,632	31,409
Restructuring charges, net	-	1,866	-	2,734
Gain on settlements	(249)	(4,900)	(249)	(4,900)
Total operating expenses	70,786	66,630	135,679	136,643
Operating income	84,525	105,512	151,893	219,985
Other income, net	2,404	2,707	7,608	5,194
Income before provision for income taxes and controlling interest	86,929	108,219	159,501	225,179
Provision for income taxes	(29,792)	(38,430)	(54,399)	(77,053)
Income before controlling interest	57,137	69,789	105,102	148,126
Controlling interest in net income	(359)	(338)	(651)	(580)
Net income	$56,778	$69,451	$104,451	$147,546

Basic earnings per share	$0.51	$0.62	$0.94	$1.31
Diluted earnings per share	$0.49	$0.60	$0.91	$1.28

Weighted-average shares outstanding (basic)	111,192	112,852	110,892	112,730
Weighted-average shares outstanding (diluted)	114,736	115,059	114,579	114,981

(1) Stock-based compensation included above was classified as follows:
Cost of product sales	$262	$222	$503	$378
Cost of services	38	29	78	56
Selling, general and administrative	4,600	3,605	8,895	7,068
Research and development	1,229	984	2,119	1,918

DOLBY LABORATORIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 26, 2008	March 27, 2009
	(unaudited)
	(in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$394,761	$372,528
Short-term investments	119,667	193,543
Accounts receivable, net	27,650	45,245
Inventories	18,133	14,113
Deferred taxes	91,824	70,714
Prepaid expenses and other current assets	39,834	29,344
Total current assets	691,869	725,487
Property, plant and equipment, net	87,915	86,895
Intangible assets, net	83,060	79,218
Goodwill	250,356	225,548
Long-term investments	180,996	244,535
Deferred taxes	24,900	38,033
Other assets	17,050	24,184
Total assets	$1,336,146	$1,423,900

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$156,925	$119,636
Income taxes payable	4,811	1,384
Current portion of long-term debt	1,593	1,540
Deferred revenue	37,344	25,372
Total current liabilities	200,673	147,932
Long-term debt	7,782	6,453
Deferred revenue	6,171	7,363
Deferred taxes	16,755	14,341
Other liabilities	33,414	32,542
Total liabilities	264,795	208,631
Controlling interest	22,098	20,174
Stockholders' equity:
Class A common stock	52	53
Class B common stock	60	60
Additional paid-in capital	434,907	449,914
Retained earnings	609,495	757,030
Accumulated other comprehensive income (loss)	4,739	(11,962)
Total stockholders' equity	1,049,253	1,195,095
Total liabilities and stockholders' equity	$1,336,146	$1,423,900

DOLBY LABORATORIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Fiscal Year-to-Date Ended
	March 28, 2008	March 27, 2009
	(unaudited)
	(in thousands)
Operating activities:	$104,451	$147,546
Net income
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	12,238	14,585
Stock-based compensation expense	11,527	9,180
Accretion of discounts/amortization of premium on investments	212	2,265
Excess tax benefit from exercise of stock options	(11,552)	(1,483)
Provision for doubtful accounts	485	1,382
Deferred taxes	(15,735)	16,957
Gain on Put Rights	-	(9,220)
Unrealized losses on auction rate certificates	-	10,622
Gain from amended patent licensing agreement	-	(20,041)
Other non-cash items affecting net income	1,500	(609)
Changes in operating assets and liabilities:
Accounts receivable	(13,521)	(21,217)
Inventories	(6,117)	(3,710)
Prepaid expenses and other assets	(5,313)	7,693
Accounts payable and accrued liabilities	7,341	(15,575)
Income taxes, net	12,454	1,268
Deferred revenue	11,147	(6,972)
Other liabilities	1,657	(2,604)
Net cash provided by operating activities	110,774	130,067
Investing activities:
Purchases of available-for-sale securities	(163,424)	(195,253)
Proceeds from sale of available-for-sale and trading securities	269,376	53,986
Purchases of property, plant and equipment	(4,631)	(3,552)
Purchase of intangible assets	-	(8,321)
Acquisitions, net of cash acquired	(253,176)	-
Other	40	-
Net cash used in investing activities	(151,815)	(153,140)
Financing activities:
Payments on debt	(759)	(734)
Proceeds from exercise of stock options	8,001	3,161
Issuance of Class A commons stock (ESPP)	505	1,635
Excess tax benefit from exercise of stock options	11,552	1,483
Net cash provided by financing activities	19,299	5,545
Effect of foreign exchange rate changes on cash and cash equivalents	777	(4,705)
Net decrease in cash and cash equivalents	(20,965)	(22,233)
Cash and cash equivalents at beginning of period	368,467	394,761
Cash and cash equivalents at end of period	$347,502	$372,528

CONTACT:
Dolby Laboratories
Investor Contact:
Alex Hughes, 415-645-4572
investor@dolby.com
Media Contact:
Jeanne Alford, 415-645-5000
news@dolby.com